Morton L. Certilman

90 Merrick Avenue

Ninth Floor

East Meadow, NY 11554

(516) 296-7000

November 1, 2004

Mr. Barry Goldstein
President & CEO
DCAP Group, Inc.
1158 Broadway
Hewlett, NY 11557

Dear Barry:

This letter will acknowledge my Agreement to act as a Consultant for DCAP Group, Inc. For the period commencing November 1, 2004 and terminating October 31, 2005 at a fee of $59,880, payable in equal monthly payments of $4,990, commencing upon the signing of this Agreement.

The amount of time that I will devote to this consulting contract will be dependent upon the requests made of me by DCAP Group Inc. under this Agreement, but in no event shall exceed five (5) days per month.

If this is your understanding of our arrangement, please indicate such by signing the copy of this Letter Agreement.

Sincerely,

/s/ Morton L. Certilman

Morton L. Certilman

MLC/gew

Accepted and Agreed to
DCAP Group Inc.

By: /s/ Barry Goldstein
  Barry Goldstein, President & CEO